Exhibit 10.1

FORWARD SHARE PURCHASE AGREEMENT

This Forward Share Purchase Agreement (this “Agreement”) is entered into as of November 9, 2022 by and among (i) AGBA Acquisition Limited, a British Virgin Islands business company (“AGBA”), (ii) TAG International Limited, a British Virgin Islands business company, TAG Asset Partners Limited, a British Virgin Islands business company and a wholly owned subsidiary of TAG International Limited, OnePlatform International Limited, a Hong Kong company, TAG Asia Capital Holdings Limited, a British Virgin Islands business company, and TAG Holdings Limited, a British Virgin Islands business company (collectively, “Targets”), (iii) Meteora Special Opportunity Fund I, LP, a Delaware limited partnership (“MSOF”), (iv) Meteora Select Trading Opportunities Master, LP, a Cayman Islands limited partnership (“MSTO”) and (v) Meteora Capital Partners, LP, a Delaware limited partnership (“MCP” and together with MSOF and MSTO, each individually an “Investor” and collectively, the “Investors”). Each of AGBA, Targets, MSOF, MSTO, and MCP is individually referred to herein as a “Party” and collectively as the “Parties”.

Recitals

WHEREAS, AGBA is a special purpose acquisition company, also known as a blank check company, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, AGBA has entered into a Business Combination Agreement, dated as of November 3, 2021 (the “Business Combination Agreement”), by and among AGBA, AGBA Merger Sub I Limited, a British Virgin Islands business company, AGBA Merger Sub II Limited, a British Virgin Islands business company (both of which being wholly-owned subsidiaries of AGBA), and Targets, pursuant to which wholly owned subsidiaries of AGBA will acquire Targets by merger of Targets with and into such subsidiaries (such merger and the other transactions contemplated by the Business Combination Agreement, collectively, the “Business Combination”), and AGBA will be re-named “AGBA Group Holding Limited” upon the consummation of the Business Combination (the post-combination company shall be referred to herein as the “Company”), and AGBA has filed on October 28, 2022 a Definitive Proxy Statement on Schedule DEFM14A (the “Definitive Proxy Statement”) with the U.S. Securities and Exchange Commission (the “Commission”); and

WHEREAS, the Parties wish to enter into this Agreement, pursuant to which the Company shall purchase from the Investors, and the Investors may sell and transfer to the Company, in each case, subject to the conditions set forth herein, certain shares (the “Shares”) of Ordinary Shares (as defined herein) of AGBA, which the Investors purchase in the open market including from redeeming stockholders of AGBA and do not redeem prior to the closing of the Business Combination (the “BC Closing”) on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties agree as follows:

Agreement

1) Sale of Shares; Shares Purchase and Sale; Closing; Fees.

a) Forward Share Purchase. Subject to the conditions set forth in Section 4, on the date that is 9 months after the BC Closing (the “Put Date”), the Investors may elect in its sole discretion to sell and transfer to the Company, and the Company shall purchase from the Investors (the “Put”), up to the lesser of (1) that number of Shares that are then held by the Investors, and (2) the difference of (x) the number of Shares held by the Investors at the BC Closing (which shall be no more than 2,500,000 Ordinary Shares in the aggregate), minus (y) that number of shares equal to (I) the product of (A) $0.12, multiplied by (B) the number of Shares held by the Investors at the BC Closing (such product, the “Commitment Share Value”), divided by (II) the VWAP Price (as defined below) for the preceding 30 trading days ending on the day that is 30 days following the BC Closing (the number of shares derived in (y), the “Commitment Shares”, and the lesser of (1) and (2), the “Puttable Shares”), unless otherwise agreed to in writing by all Parties, at a price per Share equal to the sum of (i) the redemption price as contemplated by the Definitive Proxy Statement (the “Redemption Price”), plus (ii) $0.45 (the sum of (i) and (ii), the “Base Price”), plus (iii) the result of (X) the Base Price, multiplied by (Y) the number of Commitment Shares, divided by (Z) the number of Puttable Shares (such sum of (i), (ii) and (iii), the “Shares Purchase Price”); provided that the Shares Purchase Price will be reduced by $0.15 for the first full calendar quarter after 90 days following the BC Closing sooner than the Put Date that the Put occurs if the Put does so occur, plus an additional reduction of $0.10 if the Put occurs before 90 days following the BC Closing. Each Investor shall notify the Company and the Escrow Agent (as defined herein) in writing at least five (5) Business Days (as defined herein) prior to the Put Date whether or not such Investor is exercising such Investor’s right to sell any of the Shares held by such Investor to the Company pursuant to this Agreement; provided that, if the Put Date is accelerated for any reason pursuant to the terms herein, then such notice shall be due promptly after the Investors become aware of such acceleration (each, a “Shares Sale Notice”). Any Investor that fails to timely deliver a Shares Sales Notice in accordance with the immediately preceding sentence shall be deemed to have Put any Puttable Shares that it then holds to the Company pursuant to this Agreement. For the avoidance of doubt, this Agreement shall not apply to any Ordinary Shares purchased by the Investors after the date of the BC Closing.

b) Shares Closing. If a Shares Sale Notice is timely delivered by any Investor to the Company and Escrow Agent, or, in the event any Investor fails to deliver a Shares Sales Notice in writing at least five (5) Business Days (as defined herein) prior to the Put Date, the closing of the Put of the Puttable Shares contemplated in each such timely delivered Share Sales Notice or then held by the Investors (the “Shares Closing”) shall occur no later than the Put Date. On the Put Date, each selling Investor shall deliver, or cause to be delivered, the Puttable Shares subject to the applicable Shares Sale Notice (net of any Settlement Shares (as defined below), or otherwise being Put by such selling Investor to the Company, free and clear of all liens and encumbrances to the Escrow Agent and, in exchange therefor, the Escrow Agent shall deliver to each such selling Investor(s) an amount equal to (i) the Shares Purchase Price multiplied by (ii) the number of Puttable Shares being Put by such selling Investor to the Company (with respect to any particular selling Investor, the “Investor Shares Purchase Price”), which shall be paid by wire transfer of immediately available funds from the Escrow Account (as defined below). Subject to Section 1(c), the Escrow Agent shall, (i) without delay, release from the Escrow Account to each selling Investor on the Put Date, for such selling Investor’s use without restriction, an amount equal to the applicable Investor Shares Purchase Price, and (ii) promptly deliver such sold Puttable Shares received from the Investors to the Company. Upon termination of the agreement governing the terms of the Escrow Account to be established in connection herewith, all interest accrued on the escrowed property shall be promptly released to the Investors. The right of the Investors to Put the Puttable Shares may be accelerated by an Investor if (i) the Ordinary Shares are delisted from a Qualified Exchange, (ii) this Agreement is terminated for any reason after the closing of the Business Combination, or (iii) during any 30 consecutive trading day period at least 90 days following the closing of the Business Combination, the VWAP Price for 10 trading days during such period shall be less than $3.50 per Ordinary Share. For purposes of this Agreement, the “VWAP Price” per Ordinary Share shall be determined for any trading day or any specified trading period using the Rule 10b-18 volume weighted average price per Ordinary Share as reported via a Bloomberg Terminal.

c) Settlement in Ordinary Shares. At the election of the Company, $0.45 of the Shares Purchase Price (less any amounts of the Shares Purchase Price for which there is a reduction in accordance with Section 1(a)) can be paid using Ordinary Shares rather than cash. The Company shall provide written notice to the Investors of such election no later than three (3) Business Days prior to the Put Date, in which case, the Escrow Agent will reduce the cash payment of the Investor Shares Purchase Price by $0.45 (less any amounts of the Shares Purchase Price for which there is a reduction in accordance with Section 1(a)) per Puttable Share that the Investors Put to the Company, and the number of Ordinary Shares which will be used to settle this portion of the Investor Shares Purchase Price shall be the result equal to (i) $0.45 (less any amounts of the Shares Purchase Price for which there is a reduction in accordance with Section 1(a)), multiplied by (ii) the number of Puttable Shares being Put to the Company, divided by (iii) the prior 10 trading days VWAP Price (the “Settlement Shares”). Each Investor shall retain such of the Puttable Shares that it otherwise intended to Put to the Company equal in amount to the Settlement Shares as the share settlement payment of the Investor Shares Purchase Price, and the remainder of the Investor Shares Purchase Price will be paid in cash as provided for in Section 1(c).

d) Fees. AGBA shall reimburse Investors for all reasonable and necessary brokerage commissions incurred in connection with the Investors’ acquisition of Shares, in an amount not to exceed $0.05 per Share and $0.02 per disposition of each Share. Furthermore, the Company shall pay to Investors $110,000 in cash (the “Commitment Fee”) upon the BC Closing (the “Commitment Fee Payment Date”).

2) Representations and Warranties of the Investors. Each Investor represents and warrants to AGBA, Targets and the Company, severally and not jointly, as follows:

a) Organization and Power. Such Investor is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.

b) Authorization. Such Investor has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by such Investor will constitute the valid and legally binding obligation of such Investor enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies ((i) and (ii) collectively, the “Enforceability Exceptions”).

c) Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of such Investor in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Transactions”) other than disclosure reports regarding such transactions that such Investor is required to file in accordance with the terms of the Exchange Act (as defined below).

d) Compliance with Other Instruments. The execution, delivery and performance by such Investor of this Agreement and the consummation by such Investor and the other Investors of the Transactions will not result in any violation or default (i) of any provisions of its organizational documents, (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or mortgage to which it is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (v) of any provision of federal or state statute, rule or regulation applicable to it, in each case (other than clause (i)), which would have a material adverse effect on such Investor or any of the other Investors or its or their ability to consummate the Transactions.

e) Disclosure of Information. Such Investor has had an opportunity to discuss AGBA’s and the Company’s business, management and financial affairs, and the terms and conditions of this Agreement, as well as the terms of the Business Combination, with AGBA’s management.

f) No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 2 and in any certificate or written agreement delivered pursuant hereto, neither any Investor nor any person acting on behalf of such Investor nor any of such Investor’s affiliates (collectively, the “Investor Parties”) has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to such Investor or the other Investors, and the Investor Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by AGBA in Section 3 of this Agreement, in any certificate or written agreement delivered pursuant hereto and in any public filings, the Investor Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by the AGBA Parties (as defined below). Notwithstanding anything to the contrary contained in this Agreement: (i) each Investor is acting for its own account, and has made its own independent decisions to enter into the Transactions and as to whether the Transactions are appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary; (ii) each Investor is not relying on any communication (written or oral) of any AGBA Party as investment advice or as a recommendation to enter into the Transactions, it being understood that information and explanations related to the terms and conditions of the Transactions will not be considered investment advice or a recommendation to enter into the Transactions; and (iii) no communication (written or oral) received from any AGBA Party will be deemed to be an assurance or guarantee as to the expected results of the Transactions.

3) Representations and Warranties of AGBA. AGBA and Targets represent and warrant to the Investors, severally and not jointly, as follows:

a) Organization and Corporate Power. AGBA is a corporation duly formed, validly existing and in good standing under the laws of the British Virgin Islands and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. Except for the wholly owned subsidiaries AGBA Merger Sub I Limited, a British Virgin Islands business company and AGBA Merger Sub II Limited, a British Virgin Islands business company, established specifically in connection with the business combination and which has no other purpose or business, as of the date hereof, AGBA has no subsidiaries.

b) Authorization. All corporate action required to be taken by AGBA’s Board of Directors (the “AGBA Board”) in order to authorize AGBA to enter into this Agreement has been taken. This Agreement, when executed and delivered by AGBA, shall constitute the valid and legally binding obligation of AGBA, enforceable against AGBA in accordance with its term, subject to the effect of the Enforceability Exceptions.

c) Disclosure. AGBA has not disclosed to the Investors material non-public information with respect to AGBA or the Business Combination, other than any such information that shall be publicly disclosed by AGBA either by the issuance of a press release or the filing with the Commission a Current Report on Form 8-K, in each case, by 9:00 a.m., Eastern Time on the first Business Day immediately following the date that the Parties enter into this Agreement. Such public disclosure shall disclose the name of the Investors as having entered into the Agreement.

d) Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of AGBA in connection with the consummation of the Transactions, other than disclosure reports regarding such transactions AGBA is required to file in accordance with the terms of the Exchange Act.

e) Compliance with Other Instruments. The execution, delivery and performance by AGBA of this Agreement and the consummation by AGBA of the Transactions will not result in any violation or default (i) of any provisions of its organizational documents, (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or mortgage to which it is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (v) of any provision of federal or state statute, rule or regulation applicable to it, in each case (other than clause (i)), which would have a material adverse effect on AGBA or its ability to consummate the Transactions.

f) Adequacy of Financing. The Company will have available to it sufficient funds to satisfy its obligations under this Agreement.

g) SEC Filings. To AGBA’s and Targets’ knowledge, none of AGBA’s or Targets’ reports and other filings with the Commission, or disclosure therein, as of their respective dates, as they may have been subsequently amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. AGBA and Targets have and will comply with the Securities and Exchange Commission’s Compliance and Disclosure Interpretation No. 166.01 for all relevant public disclosure in connection with this Agreement and the transactions contemplated hereby.

h) Minimum Shares Outstanding. AGBA represents and warrants that, provided that the total number of Shares beneficially owned by the Investors as of the date of the BC Closing does not exceed 2,500,000 shares, such Shares will represent less than 9.9% of the total number of outstanding shares of the Company as of the date of the BC Closing.

i) No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 3 and in any certificate or written agreement delivered pursuant hereto or in any public filings, neither AGBA or any person on behalf of AGBA nor any of AGBA’s affiliates (collectively, the “AGBA Parties”) has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to AGBA, the Company, the Transactions or the Business Combination, and the AGBA Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Investors in Section 2 of this Agreement and in any certificate or agreement delivered pursuant hereto, the AGBA Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by the Investor Parties. Notwithstanding anything to the contrary contained in this Agreement: (i) AGBA is acting for its own account, and has made its own independent decisions to enter into the Transactions and as to whether the Transactions are appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary; (ii) AGBA is not relying on any communication (written or oral) of any Investor as investment advice or as a recommendation to enter into the Transactions, it being understood that information and explanations related to the terms and conditions of the Transactions will not be considered investment advice or a recommendation to enter into the Transactions; and (iii) no communication (written or oral) received from any Investor will be deemed to be an assurance or guarantee as to the expected results of the Transactions.

4) Additional Agreements.

a) No Redemptions; No Tenders. Each Investor agrees that in the event Investor purchases Ordinary Shares in connection herewith, each Investor shall purchase such shares at a price per share no higher than the Redemption Price and not to, (i) request redemption of any of the Shares in conjunction with the closing of the Business Combination except as may be required to not exceed the Beneficial Ownership Limit, (ii) tender the Shares to AGBA in response to any redemption or tender offer that AGBA may commence for Ordinary Shares, par value $0.0001 per share (the “Ordinary Shares”) in conjunction with the vote to approve the Business Combination, or (iii) vote such Shares in favor of approving the Business Combination transaction.

b) Option to Purchase Additional Shares and Certain Derivatives. AGBA hereby acknowledges and agrees that nothing in this Agreement shall prohibit the Investors from purchasing from third parties prior to the BC Closing additional Ordinary Shares, or any warrants, convertible notes or options (including puts or calls) of AGBA all of which shares shall be deemed and treated as “Shares” subject to this Agreement; provided that the aggregate number of Shares beneficially owned by the Investors and subject to Sections 1 and 4(c) shall not exceed 2,500,000 Ordinary Shares; and provided, further, that no such purchases may directly or indirectly cause the Investors to be unable to comply with the terms and obligations hereunder, including because such additional purchases of securities would cause the Investors, taken as a group, to beneficially own securities in excess of the Beneficial Ownership Limit.

c) Open Market Sales. Notwithstanding anything to the contrary herein, and without limiting the terms hereof, the Parties agree that each Investor shall have the right, but not the obligation, at its sole discretion, to sell any or all of the Shares in the open market (i) at any time, so long as the sales price before payment of any commissions is at least equal to the Redemption Price, and (ii) commencing on the 30th day following the BC Closing, the sales price before payment of any commissions may be less than the Redemption Price. Any such open market sales by an Investor shall result in an early termination of the right of such Investor to Put such Shares to the Company (an “Early Termination”). In the event that with respect to any Puttable Shares, there is an Early Termination as a result of a sale in the open market for which there is a sales price before payment of any commissions that is less than the Redemption Price, the Company shall be obligated to such Investor that has made the sale that results in such Early Termination for an “Early Termination Fee” for each such Puttable Share that is equal to the difference between (1) the Per Share Escrowed Amount (as defined below), minus (2) 96% of the Reset Price (as defined below).

d) Limited Transfer/Assignment/Syndication Rights. AGBA acknowledges and agrees that, prior to the Put Date, the Investors shall not, at any time, hold Shares that would cause them to exceed the Beneficial Ownership Limit, and in any such case, shall be permitted to accelerate the Put of the Shares with respect to only those Shares that would have otherwise caused them to exceed the Beneficial Ownership Limit. Further, throughout the term of this Agreement, the Investor shall be permitted to engage in limited transfers or assignments of Shares to controlled affiliates or to other funds or entities under Common Control with the original Investors, with prior written approval by the Company, not to be unreasonably withheld (any such transfer, a “Permitted Transfer”); provided, however, that prior to engaging in any such Permitted Transfer, the Investor shall have delivered to the Company a joinder to this Agreement in form and substance acceptable to the Company and any such other documents as may be reasonably requested by the Company to evidence such new holder’s compliance with and agreement to be bound hereby; and provided, further that in no event shall any such Permitted Transfer relieve an Investor from its duties and obligations hereunder with respect to the Shares not so transferred.

e) Escrow.

i) Simultaneously with the closing of the Business Combination, AGBA shall transfer, for good and valuable consideration, the receipt, sufficiency and adequacy of which AGBA hereby acknowledges, into an escrow account for the benefit of the Investors (the “Escrow Account”) with Continental Stock Transfer & Trust Company (the “Escrow Agent”), subject to the terms of a written escrow agreement (the “Escrow Agreement”) substantially in the form attached as Exhibit A hereto (with any customary changes as reasonably requested by the Escrow Agent) and to be entered into on or prior to the time reversals of redemptions in connection with the Business Combination are no longer permitted, an amount equal to the Shares Purchase Price (without any reduction for an earlier Put of the Shares as provided for in Section 1(a)) (the “Per Share Escrowed Amount”) multiplied by the number of Shares held by the Investors as of the BC Closing.

ii) The Escrow Agreement shall irrevocably cause the Escrow Agent to release from the Escrow Account the aggregate Shares Purchase Price in accordance with Section 1 for any Puts and on the Put Date, and the additional payments to be made to the Investors in accordance with Section 4(e)(iii)(a) and to the Company in accordance with Section 4(e)(iii)(b) and (iv), if applicable.

iii) Within three (3) Business Days upon receipt by the Escrow Agent and the Company of written notice that any Investor has sold Puttable Shares as provided in Section 4(c), resulting in an Early Termination of such Puttable Shares, the Escrow Agent (a) will release from the Escrow Account to such Investor an amount in cash equal to the product of (I) any Early Termination Fee and (II) the number of Puttable Shares for which there was an Early Termination; and (b) will release from the Escrow Account to the Company for the Company’s use without restriction, (1) if the open market sale was pursuant to Section 4(c)(i), an aggregate cash amount equal to (w) the number of Puttable Shares for which there was an Early Termination multiplied by (x) the Per Share Escrowed Amount, and (2) if the open market sale was pursuant to Section 4(c)(ii), an aggregate cash amount equal to (y) the number of Puttable Shares for which there was an Early Termination multiplied by (z) 96% of the Reset Price.

iv) In the event that any Investor elects not to Put to the Company any Puttable Shares held by such Investor on the Put Date (or earlier, if the right to accelerate the Put of the Puttable Shares occurs) by such Investor delivering a written notice to the Company on behalf of itself stating such Investor’s intention not to Put any Puttable Shares to the Company, the Company may promptly issue instructions to the Escrow Agent to release from the Escrow Account to the Company for the Company’s use without restriction an amount equal to (x) the Per Share Escrowed Amount multiplied by (y) the number of Puttable Shares such Investor so elects not to Put to the Company.

f) Notification. AGBA shall promptly notify the Investors of the occurrence of any event that would make any of the representations and warranties of AGBA set forth in Section 3 untrue or incorrect at any time between the date of this Agreement and the Put Date.

g) Security Agreement in Escrow Account. To secure the obligations of AGBA and the Company under this Agreement, effective as of the Business Day immediately following the date of the BC Closing, AGBA and the Company each grant to the Investors a security interest in, and lien on, all right, title, and interest of AGBA and the Company in and to the Escrow Account in respect of all funds required to satisfy AGBA’s and the Company’s obligations hereunder, the Escrow Agreement, all rights related thereto, and all proceeds, products, and profits of the foregoing. In the event of a default by AGBA or the Company under this Agreement or the Escrow Agreement, then, in addition to any other rights the Investors may have under this Agreement, the Escrow Agreement, and applicable law, the Investors shall also have the rights and remedies of a secured party under the Uniform Commercial Code as enacted in the State of New York. AGBA and the Company shall use commercially reasonable efforts to prepare and file such UCC financing statements or other documents as reasonably directed by the Investors with respect to their security interests (but in any event at no time prior to the BC Closing).

h) Indemnification. AGBA and any succeeding entities (referred to as the “Indemnitor”) agrees to indemnify the Investors and their affiliates and their respective officers, directors, employees, agents and shareholders (collectively referred to as the “Indemnitees”) against, and hold them harmless of and from, any and all Damages (as defined below) , which the Indemnitees may suffer or incur by reason of any inquiry (whether voluntary or otherwise), action, claim or proceeding, in each case, brought by the Commission, any governmental agencies, a securities holder of AGBA or the Company, subscriber for securities or third party creditor of AGBA, the Company or any of their respective subsidiaries, arising out of, in connection with, or relating to, the execution or delivery of this Agreement, the performance by AGBA of its obligations under this Agreement (which shall include an obligation of AGBA to provide advanced notice to the Investors upon any repurchase of Ordinary Shares after the BC Closing (a “Repurchase Notice”), any breach of any covenant or representation made by AGBA in this Agreement, regulatory filings made by AGBA related to the Agreement (other than as relates to any information provided by or on behalf of Investors or their affiliates), or the consummation by AGBA of the transactions contemplated hereby, any consequences therefrom or asserting that the Investors are not entitled to receive the aggregate Share Purchase Price or such other amount as they are entitled to receive pursuant to Section 1(a) or Section (4)(e)(iii)(a) of this Agreement, in each case unless such action, claim or proceeding is the result of Indemnitee’s material breach of any covenant, representation or other obligations in this Agreement or of the fraud, bad faith, willful misconduct or gross negligence of any Indemnitee. If for any reason the foregoing indemnification is unavailable to any Indemnitee or insufficient to hold harmless any Indemnitee, then AGBA shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnitee as a result of such loss, claim, damage or liability..

i) No Dividends or Distributions. In the event that, prior to the Put Date, should AGBA declare or pay any dividends on, or make any other distributions to holders of, its Ordinary Shares, whether in cash, in kind or otherwise, no Investor shall be entitled to receive the dividend on any of such Shares and each Investor hereby affirmatively agrees to waive and forgo any right to receive any such dividends or other distributions. If, nevertheless, an Investor receives any such dividend or distribution for any Share Investors elect to sell and transfer to the Company on the Put Date, whether in cash or otherwise, the Investors shall pay or deliver to the Company the amount of such dividend or distribution actually received by the Investor within five (5) Business Days for those Shares.

j) Change in Law. If, at any time after the date hereof until the termination of this Agreement, (i) due to the adoption of or any change in any applicable law or regulation (including, without limitation, any tax law) or (ii) due to the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), a Party to this Agreement determines in good faith that (x) it has become illegal to hold, acquire or dispose of any Shares or (y) it will incur a materially increased cost in performing its obligations under this Agreement (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position), then such Party may elect to terminate this Agreement by providing written notice at least five (5) Business Days in advance of such termination, which termination shall have the effect of accelerating the Put Date to the date of termination and which put rights shall survive the termination of this Agreement.

k) Adjustments for Stock Splits, Recharacterization or Reclassification. Upon the occurrence of any pro-rata stock split, subdivision, consolidation, recharacterization or reclassification of the Shares (unless resulting in a Merger Event), this Agreement shall automatically be modified in good faith and in a commercially reasonable manner to arithmetically account for any such event.

l) Merger Event. Upon the occurrence of any (i) reclassification or change to the Shares resulting in a transfer of or an irrevocable commitment to transfer all of the Shares outstanding to another entity or person, (ii) consolidation, amalgamation, merger or binding share exchange of the issuer of the Shares into another entity or person (other than a consolidation, amalgamation, merger or binding share exchange in in which the issuer of the Shares is the continuing entity and which does not result in a reclassification or change of all such Shares outstanding), (iii) takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person to purchase or otherwise obtain 100% of the outstanding Shares that results in a transfer or an irrevocable commitment to transfer all such Shares (other than such Shares owned or controlled by such other entity or person), or (iv) consolidation, amalgamation, merger or binding share exchange of the issuer of the Shares or its subsidiaries with or into another entity in which the issuer of the Shares is the continuing entity and which does not result in a reclassification or change of all such Shares outstanding but results in the outstanding Shares (other than Shares owned or controlled by such other entity) immediately prior to such event representing less than 50% of the outstanding Shares immediately following such event (collectively, a “Merger Event”), then the Company may elect, by providing written notice to the Investors, to terminate this Agreement as of the fifth Business Day following the date of such Merger Event, which termination shall have the effect of accelerating the Put Date to the date of termination and which put rights shall survive the termination of this Agreement.

m) Exclusivity. AGBA represents that it has not and will not enter into any similar agreements to this Agreement with any other parties prior to the consummation of the Business Combination. For the avoidance of doubt, AGBA may not enter into in any other non-redemption or forward purchase agreement.

5) Termination.

a) This Agreement may be terminated as follows:

i) at any time by mutual written consent of AGBA, on the one hand, and the Investors, on the other hand;

ii) at the election of the Investors if (a) the Business Combination fails to close by the Outside Date (as such term is defined in the Business Combination Agreement, and as such Outside Date may be amended or extended from time to time) or (b) the Business Combination Agreement is terminated pursuant to its terms prior to the closing of the Business Combination;

iii) at the election of the Investors should the Shares cease to be listed on a Qualified Exchange or upon the filing of a Form 25 by AGBA relating to its Ordinary Shares;

iv) at the election of the Investors should a Material Adverse Change occur (as defined herein);

v) automatically, if AGBA is dissolved or liquidated, in which case Investors shall be permitted to redeem all Shares pursuant to the redemption rights under AGBA’s Current Charter (as defined below); or

vi) at the election of the Investors if the Escrow Agreement has not been fully executed by all parties thereto on or prior to the time reversals of redemptions in connection with the Business Combination are no longer permitted.

b) Subject to payments due pursuant to Section 5(c), which shall survive any termination of this Agreement, in the event of termination in accordance with this Section 5, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of MSOF, MSTO, MCP, AGBA, or the Company and their respective directors, officers, employees, partners, managers, members, or stockholders and, except as otherwise provided in this Agreement and all rights and obligations of each Party shall immediately cease; provided, however, that nothing contained in this Section 5 shall relieve any Party from liabilities or Damages arising out of any actual fraud or willful breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement prior to termination of this Agreement; and provided, further, that any such termination shall have the effect of accelerating the Put Date to the date of termination, which put rights shall survive the termination of this Agreement.

c) In the event that this Agreement is terminated for any reason pursuant to this Section 5, to the extent not yet paid, (i) (A) the Commitment Fee and (B) the attorney fees and other reasonable expenses incurred by Investors or their affiliates in connection with this Transaction and to be paid pursuant to Section 6(m) (collectively, “Break-Up Fees”) shall immediately become due and payable to the Investors; provided, however, no such Break-Up Fees shall be due or payable where this Agreement is terminated as a result of a material breach of Investors’ obligations under this Agreement. AGBA and Targets shall be jointly and severally liable for any Break-Up Fees payable hereunder.

6) General Provisions.

a) Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (i) personal delivery to the Party to be notified, (ii) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (iii) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All notices and other communications sent to a Party shall be sent to the e-mail address or address as set forth on the signature page of such Party hereto, or to such e-mail address or address as subsequently modified by written notice given by such Party in accordance with this Section 6(a).

b) No Finder’s Fees. Except as provided in Section 1 of this Agreement, each Party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with the Transactions. Each Investor agrees to indemnify and to hold harmless AGBA from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of the Transactions (and the costs and expenses of defending against such liability or asserted liability) for which the Investors, or any of their respective officers, employees or representatives is responsible or arising out of any agreement entered into by any such person or entity. AGBA agrees to indemnify and hold harmless the Investors from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of the Transactions (and the costs and expenses of defending against such liability or asserted liability) for which AGBA or any of its officers, employees or representatives is responsible or arising out of any agreement entered into by any such person or entity.

c) Survival of Representations and Warranties. All of the representations and warranties contained herein shall survive the Shares Closing.

d) Entire Agreement. This Agreement, together with any documents, instruments and writings that are delivered pursuant hereto or referenced herein, constitute the entire agreement and understanding of the Parties in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or to the Transactions.

e) Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

f) Assignments. Except as otherwise specifically provided herein, no Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the each of the other Parties.

g) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Signatures sent by facsimile transmission or in PDF format shall be deemed to be originals for all purposes of this Agreement.

h) Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

i) Governing Law; Jurisdiction. This Agreement, the entire relationship of the Parties, and any litigation among the Parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Any dispute arising from or relating to the relative rights of the parties hereto and all other questions concerning the construction, validity and interpretation of this Agreement, shall be brought exclusively in the Supreme Court of the State of New York sitting in the First District (the “Supreme Court”) or, to the extent the Supreme Court does not have subject matter jurisdiction, the United States District Court for the Southern District of New York and the appellate courts having jurisdiction of appeals in such courts (the “New York Federal Court”; and with the Supreme Court, the “Chosen Courts”), and, solely with respect to any such action (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action in the Chosen Courts, and (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto.

j) MUTUAL WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT AND/OR THE TRANSACTIONS CONTEMPLATED HEREBY.

k) Amendments. This Agreement may not be amended, modified or waived as to any particular provision, except with the prior written consent of all Parties.

l) Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that, if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a governmental authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the governmental authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

m) Expenses. AGBA shall pay the reasonable and documented out-of-pocket fees and expenses of legal counsel to the Investors as agreed by the Parties within 10 business days upon receipt of itemized invoices from Investors. AGBA shall also pay all fees and expenses in connection with establishing and maintaining the Escrow Account.

n) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. For purposes of this Agreement, “Business Day” means any day other than Saturday, Sunday, or a day on which commercial banks in New York are obligated by any applicable law to close. Any reference to any federal, state, local, or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If a Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached will not detract from or mitigate the fact that such party is in breach of the first representation, warranty, or covenant.

o) Waiver. No waiver by a Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent occurrence.

p) Limitation on Liability. Prior to the consummation of the Business Combination, this Agreement, and the ability of any Investor to recover any remedy for any Damages pursuant or in connection with this Agreement shall be limited and subject entirely, in all respects, to the waiver against trust provisions set forth in Schedule 6(p) hereto.

q) Specific Performance. Each Party agrees that irreparable damage may occur in the event any provision of this Agreement was not performed by any other Party in accordance with the terms hereof and that the other Parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity.

r) Rule 10b5-1.

i) The Company represents and warrants to the Investors that Company is not entering into this Agreement to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) for the purpose of inducing the purchase or sale of such securities or otherwise in violation of the Exchange Act, and the Company represents and warrants to the Investors that the Company has not entered into or altered, and agrees that the Company will not enter into or alter, any corresponding or hedging transaction or position with respect to the Shares. The Company acknowledges that it is the intent of the parties that this Agreement comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) and this Agreement shall be interpreted to comply with the requirements of Rule 10b5-1(c).

ii) The Company agrees that it will not seek to control or influence the Investors’ decision to make any “purchases or sales” (within the meaning of Rule 10b5- 1(c)(1)(i)(B)(3)) under this Agreement, including, without limitation, the Investors’ decision to enter into any hedging transactions. The Investors represent and warrant that they have consulted with their own advisors as to the legal aspects of its adoption and implementation of this Agreement under Rule 10b5-1.

iii) The Company acknowledges and agrees that any amendment, modification, waiver or termination of this Agreement must be affected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which the Company or any officer, director, manager or similar person of the Company is aware of any material nonpublic information regarding the Company or the Shares.

7) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

a)	Beneficial Ownership Limit. Means, with respect to any Investor, 9.99% of the number of Ordinary Shares outstanding.

b)	Common Control. Means a condition where two or more persons, either through ownership, management, contract, or otherwise, are under the control of one group or person.

c)	Current Charter. Means AGBA’s Fourth Amended and Restated Memorandum and Articles of Association, as amended and restated on May 3, 2022, as amended, supplemented or amended and restated and in effect from time to time or as of each relevant time.

d)	Damages. Means loss, liability, cost, damage and expense, including without limitation, reasonable and documented out-of-pocket expenses and reasonable and documented outside counsel fees as they are incurred in relation to actions (or inactions) of a party or parties, as applicable.

e)	Material Adverse Change. Means any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences has had a materially adverse effect on the business, assets, financial condition or results of operations of AGBA and its subsidiaries, taken as a whole; provided, however, that no change, event, occurrence or effect arising out of or related to any of the following, alone or in combination, shall be taken into account in determining whether a Material Adverse Change pursuant has occurred: (i) acts of war (whether or not declared), sabotage, military or para-military actions or terrorism, or any escalation or worsening of any such acts, or changes in global, national or regional political or social conditions; (ii) earthquakes, hurricanes, tornados, epidemics and pandemics declared by the World Health Organization or any other reputable third party organization (including the COVID-19 virus) or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of the transactions contemplated herein (including the impact thereof on relationships with customers, suppliers, employees or governmental authorities); (iv) changes or proposed changes in law, regulations or interpretations thereof or decisions by courts or any governmental authority; (v) changes or proposed changes in GAAP (or any interpretation thereof); (vi) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates or the price of any security, market index or commodity), in each case, in the United States or anywhere else in the world; (vii) events or conditions generally affecting the industries and markets in which AGBA operates; (viii) any failure to meet any projections, forecasts, estimates, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure (unless otherwise excluded by the other clauses of this proviso) has resulted in a Material Adverse Change; or (ix) any actions expressly required to be taken, or expressly required not to be taken, pursuant to the terms hereof; provided, however, that if a change or effect related to clause (ii) or clauses (iv) through (vii) disproportionately adversely affects AGBA and its subsidiaries, taken as a whole, compared to other persons operating in the same industry as AGBA, then such disproportionate impact may be taken into account in determining whether a Material Adverse Change has occurred.

f)	Public Stockholders. Means holders of Ordinary Shares underlying the units sold in AGBA’s initial public offering, including any overallotment securities acquired by AGBA’s underwriters.

g)	Qualified Exchange. Means the New York Stock Exchange or the Nasdaq Stock Market.

h)	Reset Price. At the BC Closing, Reset Price for purposes of Sections 4(c) and 4(e)(iii) shall equal the Redemption Price. Commencing after the first trading week following the BC Closing, the Reset Price shall be adjusted every Monday, prior to 9:30 a.m. Eastern time, following the Initial Reset Price Period, or if Monday falls on a day other than a Business Day, the following Business Day, to the lower of (i) the then-current Reset Price, (ii) the Redemption Price and (iii) the VWAP Price for the immediately preceding week; provided, however, that if AGBA or the Company offers and sells or issues any shares or debt or securities that are convertible into or exchangeable or exercisable for shares (including, but not limited to, any equity line of credit or similar facility determined based on the per share price of any draw by AGBA on such facility (with notice of any such draw to be provided to Investors within one (1) business day of such draw), and excluding securities issued or issuable as merger consideration in connection with the Business Combination Agreement, with such exclusion applicable only to the extent the terms and related agreements are not amended with respect to such securities), at a price lower than, or upon any conversion or exchange or exercise price of currently outstanding or future issuances of any securities convertible or exchangeable or exercisable for shares (other than any incentive equity outstanding immediately following the closing of the Business Combination, with such exclusion applicable only to the extent the terms and related agreements are not amended with respect to such securities) being equal to a price lower than, the then-current Reset Price (the “Offering Price”), then the Reset Price shall be further reduced to equal the Offering Price.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement to be effective as of the date first set forth above.

MSOF:		MCP:

METEORA SPECIAL OPPORTUNITY FUND I, LP		METEORA CAPITAL PARTNERS, LP

By:	/s/ Vik Mittal	By:	/s/ Vik Mittal

Name: Vik Mittal		Name: Vik Mittal
Title: CIO/Managing Member		Title: CIO/Managing Member
Address for Notices:		Address for Notices:
1200 N Federal Hwy, Suite 200		1200 N Federal Hwy, Suite 200
Boca Raton, FL 33432		Boca Raton, FL 33432
team@meteoracapital.com		team@meteoracapital.com

MSTO:

METEORA SELECT TRADING OPPORTUNITIES MASTER, LP

By:	/s/ Vik Mittal

Name: Vik Mittal
Title: CIO/Managing Member
Address for Notices:
1200 N Federal Hwy, Suite 200
Boca Raton, FL 33432
team@meteoracapital.com

[Signature Page to Forward Share Purchase Agreement]

AGBA:

AGBA ACQUISITION LTD.

By:	/s/ Vera Tan

Name: Vera Tan
Title: Chief Financial Officer
Address for Notices:
Room 1108, 11th Floor, Block B, New Mandarin Plaza,14 Science Museum
Road, Tsimshatsui East, Kowloon, Hong Kong
Email: vera@vamadvisory.com

TARGETS:

TAG INTERNATIONAL LIMITED; and		ONEPLATFORM INTERNATIONAL LIMITED
TAG ASSET PARTNER LIMITED

By:	/s/ Shu Pei Huang	By:	/s/ Shu Pei Huang

Name: Shu Pei Huang		Name: Shu Pei Huang
Title: Director		Title: Director
Address for Notices:		Address for Notices:
Trust Tower, 68 Johnston Road,		Trust Tower, 68 Johnston Road,
Wan Chai, Hong Kong		Wan Chai, Hong Kong
Email:phshu@oneplatform.com.hk		Email:phshu@oneplatform.com.hk

[Signature Page to Forward Share Purchase Agreement]

Schedule 6(p)

The Investors hereby represent and warrant that each has read the final prospectus of AGBA, dated as of May 14, 2019 and filed with the SEC on May 15, 2019 (File No. 333–230804) (the “IPO Prospectus”) and understands that AGBA has established the trust account with the proceeds from the IPO in accordance with the IPO Prospectus (the “Trust Account”) containing the proceeds of AGBA initial public offering (the “IPO”) and the overallotment shares acquired by AGBA’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of AGBA’s public stockholders (including overallotment shares acquired by AGBA underwriters) (the “Public Stockholders”) and that, except as otherwise described in the IPO Prospectus, AGBA may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Ordinary Shares in connection with the consummation of its initial business combination or in connection with an amendment to AGBA’s organizational documents to extend AGBA’s deadline to consummate its initial business combination, (b) to the Public Stockholders if AGBA fails to consummate its initial business combination within twelve (12) months after the closing of the IPO (or up to 21 months if further extended), subject to extension by amendment to AGBA’s organizational documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses, and (d) to AGBA after or concurrently with the consummation of its initial business combination. For and in consideration of AGBA entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Investors hereby agree on behalf of themselves and their respective affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Investors nor any of their respective affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between AGBA or any of its representatives, on the one hand, and the Investors or any of their respective representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Investors on behalf of themselves and their respective affiliates hereby irrevocably waive any Released Claims that the Investors or any of their respective affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with AGBA or its representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with AGBA or its affiliates). The Investors agree and acknowledge that such irrevocable waiver is material to this Agreement and specifically relied upon by AGBA and its affiliates to induce AGBA to enter in this Agreement, and the Investors further intend and understand such waiver to be valid, binding and enforceable against the Investors and each of their respective affiliates under applicable law. To the extent that the Investors or any of their respective affiliates commences any action based upon, in connection with, relating to or arising out of any matter relating to AGBA or its representatives, which proceeding seeks, in whole or in part, monetary relief against AGBA or its representatives, the Investors hereby acknowledge and agree that they and their respective affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Investors or any of their respective affiliates (or any person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Investors or any of their respective affiliates commences action based upon, in connection with, relating to or arising out of any matter relating to AGBA or its representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, AGBA and its representatives, as applicable, shall be entitled to recover from the Investors and their respective affiliates, as applicable, the associated legal fees and costs in connection with any such action, in the event AGBA or its representatives, as applicable, prevails in such action. This paragraph shall survive termination of this Agreement for any reason and continue indefinitely. Notwithstanding the foregoing, (a) nothing herein shall serve to limit or prohibit the Investors’ right to pursue a claim against AGBA for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief (but excluding (i) restitution, disgorgement or other equitable relief to the extent affecting funds in the Trust Account or (ii) funds released from the Trust Account to the Public Stockholders or any assets purchased or acquired with such funds) in connection with the consummation of the transactions contemplated hereby (including a claim for AGBA to specifically perform its obligations under this Agreement) so long as such claim would not affect AGBA’s ability to fulfill its obligation to effectuate the redemptions, and (b) nothing herein shall serve to limit or prohibit any claims that the Investors may have in the future against AGBA’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, but excluding distributions to Public Stockholders).